Exhibit 10.6

SOFTWARE DEVELOPMENT, ACQUISITION AND LICENSE
AGREEMENT

This Software Development, Acquisition and License Agreement (the “Agreement”) is effective January 6, 2020.

BETWEEN:	EARTH LIFE SCIENCES INC. a Company organized and existing under the laws of the state of Nevada, located at Suite 880, 50 West Liberty Street, Reno, Nevada, 89501;

(hereinafter referred to as the “Customer”)

AND:	CAMERON MORRIS, a businessman located at 830 Stewart Drive 248 Sunnyvale CA 94085 USA;

AND:	OLEKSIY MYKHAYLOV, a businessman located at 422 Richards St, Suite 170 Vancouver, BC, V6B 2Z4;

AND:	OLEKSIY PTASHNIY, businessman located at Bogucianka str. 11, Krakow, 30398, Poland;

AND:	SHATTER TECH VENTURE HOLDINGS INC., a company located at 3rd Floor, Universal Re Building, 106 Paseo de Roxas Street, Legaspi Village, 1226 Makati City, Metro Manila, Philippines;

(hereinafter collectively referred to as the “Developers”, each of which is a “Developer”)

WHEREAS:

The Developers are engaged in, and have considerable expertise in information technology consulting, software development, marketing, sales, licensing and support of certain software;

Customer has requested the Developers to custom develop for the Customer certain software which shall have the capabilities and functions described in Schedule “A” annexed hereto;

Developers are prepared to undertake such development under the terms and conditions specified in this Agreement; Developers are prepared to develop the marketing and merchandising policies and procedures, and standards of merchandising, products quality and services necessary in adherence thereto and in compliance therewith;

Customer is prepared to solely finance such software development pursuant to the terms and conditions specified in this Agreement;

IN CONSIDERATION of the premises and mutual covenants herein set forth and provided for, the parties covenant and agree as follows:

1.	DEFINITIONS

The following words and terms shall have the following meanings when used herein and such definitions shall apply to both the singular and plural forms of any such words and terms:

“Acceptance Date” means the date on which Developed Products have been accepted by the Customer under this Agreement as provided for in Clause 4(E).

“Agreement” means this agreement including all schedules.

“Application program interface” or (“API”) is a set of routines, protocols, and tools for building software applications and the interaction thereof.

“Artificial Intelligence or (“Al”) refers to the use of computer technology to augment human intelligence and capabilities to handle increased data volumes, advanced algorithms, improvements in computing power, analysis of data, detection of possible trends, extraction of specific data and storage issues.

“Commencement Date” means the date of execution of this Agreement by the Parties.”

“Developed Products” are the Software, Software Updates and System Documentation.

“Development Company” is the new company incorporated in the state of Nevada, owned by the Customer and/or their nominees, to operate as the business center to develop, license, market and sell the Developed Products.

“End User” shall mean a customer, other than Development Company, who has licensed the Software from Development Company for internal business usage and not for further resale.

“End User Service Agreement” shall mean the Development Company’s then applicable End User Agreement, as may be modified by the Development Company from time to time.

“Escrow Agent” is a mutually agreed party to hold the shares issued by the Customer under paragraph 6(B).

“Party” or “Parties” means either Developers or Customer if used in the singular and both Developers and Customer if used in the plural.

“Project” refers to the Developed Products, Software, Sales Target 1, Sales Target 2, and System Documentation, in whole or any part thereof.

“Project Events” refers to:

Delivery and acceptance of Developed Software by the Developers to the Customer as per Clause 4 and Clause 5(C)(1) for the release of 125,000,000 million shares from escrow;

The achievement of Sales Target 1 for the release of 100,000,000 shares from escrow as per Clause 5(C)(2); and.

The achievement of Sales Target 2 for the release of 100,000,000 shares from escrow per Clause 5(C)(2).

“Sales Target 1” means gross sales of one million dollars for any consecutive twelve month period derived from the sale of Developed Products achieved within a time period of three years from Commencement Date.

“Sales Target 2” means gross sales of five million dollars for any consecutive twelve month period derived from the sale of Developed Products achieved within a time period of five years from Commencement Date.

“Software” are the software solutions developed by the Developers, or existing software solutions owned by the Developers and further developed, as contemplated according to Schedule “A”.

“Software Updates” means the object code form of the refinements, add-ons, apps, associated software creations, or new releases of the Software.

“System Documentation” means all documents, flowcharts, printout specifications, file specifications, test data, screen layouts, data dictionaries, report layouts and all manuals which collectively contain a complete description and definition of all operating conditions of the Software, together with the source code of the Software and all operating and technical reference manuals describing the operation and management of the Software.

2.	PLAN OF DEVELOPMENT

A.	On the Commencement Date, Developers will commence preparation of the Project. The Parties will convene meetings as required to adopt a plan of action for the advancement of the Developed Products. The following items are considered strategic and fundamental:

(1)	Assessment of existing software and modifications needed;

(2)	Additional software developments;

(3)	Assignment of personnel to carry out Project;

(4)	Separation of potential and readiness of Software;

(5)	Training requirements;

(6)	Budgetary requirements;

(7)	Progress measurement; and

(8)	Pre-sales efforts.

3.	IMPLEMENTATION SCHEDULE

A.	Developers and the Customer shall within 60 days of the Commencement Date agree upon a plan of development for the development and testing of the Developed Products, report to each other at meetings held at regular intervals as to the progress being made by each of them in relation to the plan of development, and the delays encountered and the action being taken to recover from such delays. In connection therewith the Customer and Developers shall each designate one trained and competent person to act as its liaison contact, with one alternate if desired. No liaison person shall be changed without the prior written consent of the other Party. Changes to the plan of development can be made at any time by mutual agreement.

B.	The Developers shall fulfill the position of call center agent (inbound technical support) being the first line of contact for End Users with technical issues and providing hardware and software technical support.

4.	DEVELOPMENT OF SOFTWARE

A.	A working version of the Developed Products shall be made available to the Customer for approval, within 180 days of the Commencement Date. Upon delivery of the working version of the Developed Products to the Customer, the Customer shall have 21 days to approve the working version of the Developed Products, to reject that portion of the working version of the Developed Products which do not meet acceptable test criteria, or to reject the working version of the Developed Products as a whole, or to request specific clarifications, additions or modifications to the working version of the Developed Products. The Developers shall comply with any such requests within 30 days from receipt of notice thereof.

B.	Following acceptance by the Customer of the plan of development, the Developers shall proceed with testing, volume testing and debugging of the Software all in accordance with the Implementation Schedule. In connection therewith, Developers shall provide the services of such personnel as may be necessary in order to efficiently complete the foregoing.

C.	The working version of the Developed Products will be coded primarily in Java using such techniques, standards and conventions as have been developed by Developers.

D.	The Customer shall be deemed to have accepted the working version of the Developed Products when:

1)	The Customer failed to exercise any of the options provided for in Clause 4 (A) within 21 days from delivery of the working version of the Developed Products;

2)	The Developers have successfully completed all testing of the working version of the Developed Products as contemplated and provided for in Clause 4(C); or

3)	The Developers have fully complied with the Customer’s request (if any) for specific clarifications, additions or modifications as contemplated and provided for in Clause 4(A);

5.	CONSIDERATION

A.	Within 3 days from Commencement Date, the Customer will issue a total of 32,000,000 common shares from its treasury to be equally distributed among the Developers (“Initial Issued Shares”). The Customer will also issue a total of 325,000,000 common shares from its treasury to the Escrow Agent (“Subsequent Issued Shares”).

B.	The Escrow Agent, pursuant to the Escrow Agreement, a copy of which is attached as Schedule “B” will deliver the Subsequent Issued Shares to the Developers upon written instructions from the Developers as to the allotment to each Developer, based on the following events (“Project Events”):

(1)	125,000,000 common shares on Acceptance Date;

(2)	100,000,000 common shares on attaining Sales Target 1; and

(3)	100,000,000 common shares on attaining Sales Target 2.

C.	The Escrow Agent shall hold the shares issued by the Customer in trust, releasing such number of shares on a pro rata basis to the Developers as provided for in clause 5(B) until such time as the Project Events have been fully implemented and completed.

D.	Initial Issued Shares and Subsequent Issued Shares shall be restricted and contain a legend as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT). AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

E.	Upon the transfer of the shares as contemplated in Clause 5(B)(1), the Developers shall cause the Developed Products to be the property of the Customer.

6.	TERMINATION

A.	If the Developers do not deliver the Developed Products to the Customer within the time periods set out in Clause 4(A) of this Agreement, or if the Customer rejects as a whole the Developed Products after its modification as contemplated in Clause 4(A) and no further modification has been agreed upon between the Parties, then the Customer may terminate this agreement on 10 days’ prior written notice to the Developers. As indicated in Clause 4 the Customer will accept a working version of the Developed Products, either expressly or impliedly.

B.	If the Developed Products has not passed all acceptance tests under Clause 4(B) within the time period agreed upon by the Parties in the implementation plan, as a result of causes solely attributable to the Developers or to the functionality of the Software, then the Customer may by written notice to Developers either:

a)	accept the Developed Products at its then state of development and level of performance; or

b)	permit acceptance testing of the Developed Products to be continued for such period as the Customer may designate in the notice. During such period, Developers shall, at no cost to the Customer, correct the Developed Products, following which the Developed Products shall again be subjected to the applicable acceptance tests as contemplated and provided for in Clause 4(B).

c)	If acceptance testing cannot be completed successfully within the period set forth in the Customer’s written notice, then the Customer may again choose to avail itself of (a) and (b) of this clause, or to terminate this agreement in writing.

C.	If this Agreement is terminated, any of the Subsequent Issued Shares not distributed to the Developers, are to be cancelled and returned by the Escrow Agent to the Customer. The Customer shall likewise return the Developed Products, including its updates or modifications, to the Developers.

7.	SOFTWARE LICENSE

A.	Upon transfer of ownership of the Developed Products to the Customer as provided for in Clause 5(E), the Customer shall grant an exclusive and non-transferable license to Development Company to use, demonstrate, market, offer the Developed Products.

B.	This license authorizes the Development Company to use the Developed Products in the normal course of Development Company’s business operations and, for its own internal utilization:

a)	to copy the Software and System Documentation in support of the use of the Developed Products as authorized under this Agreement; and

b)	to modify or alter the Developed Products and to merge it into other systems or software as necessary to maximize its use and to adjust for changing business conditions, and

C.	Development Company agrees that it may not use the Developed Products to perform service bureau or timeshare functions, and that Development Company may not sublicense the Developed Products.

D.	Development Company and Customer shall not authorize or permit any third party to:

a)	undertake, authorize or allow any activity that conflicts with or is contrary to the End User Service Agreement or violates the Developer’s intellectual property rights;

b)	use, market or resell the Developed Products in any manner, except as expressly provided for and authorized herein, including but not limited to the following:

(i)	copy, alter or in any way modify or create derivative works of the Developed Products;

(ii)	translate, decompile, disassemble, reverse compile, reverse engineer, interrogate, or decode the object code version of the Developed Products or in any other manner attempt to discover the underlying source code or algorithms or otherwise reduce the object code version of the Developed Products;

(iii)	bypass or delete any copy protection methods that are intended to prevent unauthorized copying or use of the Developed Products;

(iv)	permit any party to use or access the Developed Products without agreeing to an End User Service Agreement;

(v)	misrepresent the source of ownership of the Developed Products, or remove, alter, cover or obfuscate any proprietary rights notices, such as patent, copyright or confidentiality notices, on or in any Developed Products or other Developer materials or copies thereof; or

(vi)	make any representations or warranties regarding the functionality or performance of the Developed Products that are different from or in addition to those set forth in the System Documentation or an End User Service Agreement.

8.	PROPRIETARY AND TRADE SECRET INFORMATION

A.	Customer acknowledges and agrees to protect the confidential nature of the Developed Products and any other material provided to Customer or obtained by Customer as a result of this Agreement.

B.	Customer acknowledges that, prior to the transfer of ownership under Clause 5(E), the Developed Products remain the exclusive property of the Developers and that they contain proprietary and confidential information and trade secrets of Developers. Customer agrees that its rights to use the Developed Products are only as set out in this Agreement.

C.	Customer agrees to keep any Developed Products details in a secure manner and location.

D.	In the event that Customer breaches any of the foregoing provisions, Customer agrees to indemnify and hold Developers harmless from all costs, losses or damages suffered or incurred by Developers as a result of such breach.

9.	ADMINISTRATION AND BUDGETS

A.	Customer shall solely finance the Project based on a budget duly approved by the Parties.

B.	Separate books of accounts shall be kept for the Customer and Development Company of its transactions. Reasonable access to such books of accounts is hereby granted to Customer and the Developers as the case may be.

C.	Periodic audits may be made upon said books at such time as required by the Customer or the Developers, as the case may be, for regulatory purposes. The choice of an auditing firm can be mutually agreed to by the Parties, but in any case, the auditor must meet the requirements of the Securities Exchange Commission.

D.	In addition, as required by Customer for regulatory purposes, and/or if desired by Customer, internal control procedures may be instituted by the Customer. It is necessary that the Development Company be aware of and compliant with the need to report on internal controls.

E.	The Customer and the Developers shall hold regular meetings to decide on planning, progress and budgeting in respect of the Development Company.

10.	SOFTWARE SUPPORT

A.	Developers agrees to provide to the Customer ongoing support of the Developed Products during the term of this Agreement and the License granted by the Customer to the Development Company pursuant to this agreement.

B.	Support for the Developed Products includes:

a)	ongoing correction of programming errors, conformity of the System Documentation, and if required, timely ongoing correction of the System Documentation.

b)	such other maintenance and support services as the Customer may reasonably require.

C.	In consideration of the provision of support services by Developers as aforesaid, the Customer agrees to pay to Developers an annual support service fee according to the annual budgets agreed upon the between the Developers and the Customer.

11.	WARRANTIES, EXCLUSIONS AND LIMITATIONS

A.	Warranties of Developers - Developers warrants to Customer as follows:

a)	Compliance with System Documentation - The Developed Products will operate and perform in accordance with the System Documentation.

b)	Limited Product Warranty - The Developers warrant that for a period of one year from the Acceptance Date, the Developed Products will be substantially free of programming errors, logic errors and other defects in workmanship. If any such defect occurs within the warranty period, Developers will promptly correct such defect without cost or expense to the Customer. The Developers shall have no obligation to undertake correction of errors caused by the Customer’s modifications to the Developed Products, or in a manner contrary to instructions in the System Documentation. This warranty does not apply to damage resulting from misuse, abuse or neglect by the Customer.

12.	CONFIDENTIALITY

A.	Definition:

a)	“Confidential Material of Customer” means:

i)	any information of a proprietary or confidential nature, including but not limited to financial and business information relating to Customer which is communicated to Developers at any time;

ii)	any business systems, methodologies or computer programs of Customer of which Developers may acquire knowledge in connection with or while performing its obligations under this Agreement, and

iii)	any other information or data received by Developers from Customer that is identified as proprietary or confidential.

b)	“Confidential Material of Developers” means the Developed Products, and the System Documentation.

B.	Confidentiality Obligations

Customer acknowledges that the Confidential Material of Developers is confidential and constitutes a valuable asset of Developers. Developers acknowledge that the Confidential Material of Customer is confidential and constitutes a valuable asset of Customer. Unless otherwise provided under this Agreement, Customer and Developers shall:

a)	treat the Confidential Material of the other as confidential;

b)	exercise at least the same degree of care and discretion with respect to the Confidential Material of the other as it exercises in protecting its own Confidential Material;

c)	take all necessary steps including but not limited to instruction of employees and agents of Developers, Customer to ensure that the confidentiality of the Confidential Material of the other is maintained;

d)	not disclose, publish, display or otherwise make available to other persons any of the Confidential Material of the other, or copies thereof; and

e)	except to the extent authorized under this Agreement in respect of the Developed Products, not duplicate, copy or reproduce any of the Confidential Material of the other without the prior written consent of the other.

C.	This clause does not apply to:

a)	information that is in the public domain or enters the public domain through no breach of confidence by Customer or by Developers;

b)	information that is available to one Party from some source other than the other Party without a breach of confidence with the other Party;

c)	general computer technology, ideas, concepts or tools; if or becomes a part of the public domain through no act or omission of the other Party, or

d)	was in the other Party’s lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; or

e)	is lawfully disclosed to the other party by a third party without restriction on disclosure;

f)	information which has been provided in the first instance to someone other than Customer or Developers or their respective employees; information disclosed two years after the date of this Agreement, and

g)	any disclosure as may be required to be made by a court of competent jurisdiction.

13.	COPYRIGHTS, TRADE-MARK NOTICES, LEGENDS AND LOGOS

A.	Developers will defend the Customer against a claim that Developed Product used as authorized under this Agreement infringes any patent, copyright or other proprietary right. Developers will indemnify the Customer against all costs, damages and legal fees finally awarded, on the condition that:

a)	the Customer promptly notified Developers in writing of the claim, and

b)	Developers have sole control of the defense and all related settlement negotiations. However, if those costs and damages exceed the limitation of liability set forth in clause 12, the Customer may elect to defend against the claim on the condition that Developers may fully participate in the defense and in any settlement negotiations.

B.	If the Developed Product becomes, or in Developers’ opinion is likely to become, the subject of a claim or infringement, Developers shall, at its option and expense, either procure for the Customer the right to continue using the Developed Product or replace or modify the Developed Product so that it becomes non-infringing. If neither of the foregoing alternatives is reasonably available, the Customer agrees, on one month’s written notice from Developers, to return the original copy and all other copies of the Developed Product to Developers.

14.	RELEVANT GOVERNING LAW

This Agreement shall be construed, and its interpretation shall be governed exclusively, in all respects, by the laws of the State of Nevada.

15.	GOOD FAITH

Each of the Parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement and to proceed in good faith to the successful conclusion of the project.

16.	TO ACT REASONABLY

The parties agree to act reasonably in exercising any discretion, judgment, approval, or extension of time which may be required to affect the purpose and intent of this Agreement.

17.	NOTICES

Unless otherwise provided in this Agreement, any notice under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by prepaid registered post or emailed to Customer or Developers at their respective addresses set forth below or at such other current address as is specified by notice. During a period of actual or threatened postal disruption or dispute in the country in which the notice is to be mailed or received, any such notice may not be mailed, but must be delivered personally. If notice is given by prepaid post in accordance with this section, it shall be deemed to have been received on the third Business Day following the day of mailing.

To Developers:

Cameron Morris

Email: morrisfc@live.com

To Customer:

Angelo Marino, CEO

Email: info@earthlifesciences.net

18.	NON-ASSIGNMENT

This Agreement is personal to Customer, and Customer may not assign, sublicense or transfer any of its rights or obligations under this Agreement without the prior written consent of Developers.

19.	SEVERABILITY

If any provision of this Agreement is held invalid under an applicable statute or rule of law, such invalidity shall not affect other provisions of this Agreement, which can be given effect without the invalid provisions, and to this end the provisions of this Agreement are declared to be severable. Notwithstanding the above, such invalid provision shall be construed, to the extent possible, in accordance with the original intent of the Parties.

20.	NON-WAIVER

Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of enforcement of that term or any other term.

21.	SUCCESSORS AND ASSIGNS

This Agreement shall ensure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

22.	CURRENCY OF CONTRACT

All payments and amounts referred to in this Agreement shall be in United States currency.

23.	CONFLICTS AND GOVERNING LAW

If any of the provisions of this Agreement are invalid under any applicable statute or rule of United States Law, they are, to that extent, deemed omitted. This Agreement shall be governed by the United States Law of the State of Nevada and shall be read with all changes in gender and number as may be required by the context.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

CUSTOMER:

Earth Life Sciences Inc.

ANGELO MARINO, CEO

DEVELOPERS:

CAMERON MORRIS

OLEKSlY MYKHAYLOV

OLEKSIY PTASHNIY

By: ARNOLD C. MORALEJO
President and CEO
SHATTER TECH VENTURE HOLDINGS INC.

SCHEDULE “A”

Al-driven “mileage based” loyalty system for public transportation. The purpose of Al is to identify what loyalty rewards should be given to whom and when to entice maximum-efficiency usage of public transportation. The term “maximum efficiency” is a strategy that will be defined or customized by Customer - for example this could be return on investment (ROI), increase of ridership, decongestion analysis, management of congestion and analysis of usage patterns. The objective is to build a turn-key system that can be deployed to Customer. The degree of integration via API and the amount of implementation by the Customer will vary.

Schedule B

Escrow Agreement

THIS AGREEMENT is dated for reference January 6, 2020

BETWEEN:	BARRY SCHARF, a businessman located at 102 W Service Road, Champlain, NY, 12919

(the “Escrow Agent”);

AND:	EARTH LIFE SCIENCES INC. a Company organized and existing under the laws of the state of Nevada, located at Suite 880, 50 West Liberty Street, Reno, Nevada, 89501; (the “Issuer”);

AND:	CAMERON MORRIS, a businessman located at 830 Stewart Drive 248 Sunnyvale CA 94085 USA;

AND:	OLEKSIY MYKHAYLOV, a businessman located at 422 Richards St, Suite 170 Vancouver, BC, V6B 2Z4;

AND:	OLEKSIY PTASHNIY, businessman located at Bogucianka str. 11, Krakow, 30-398, Poland;

AND:	SHATTER TECH VENTURE HOLDINGS INC., a company located at 3rd Floor, Universal Re Building, 106 Paseo de Roxas Street, Legaspi Village, 1226 Makati City, Metro Manila, Philippines;

(collectively referred to as the “Shareholders”, each of which is a “Shareholder”)

WHEREAS the Shareholders have acquired or are about to acquire shares of the Issuer;

AND WHEREAS the Escrow Agent has agreed to act as escrow agent in respect of the shares upon the acquisition of the shares by the Shareholders;

AND WHEREAS, the Issuer, pursuant to a Software Development, Acquisition and License Agreement dated November ***, 2019 (“Software Agreement”), has agreed to issue 325,000,000 shares (“Escrow Shares”) to the Shareholders as consideration in Clause 4(C) of the Software Agreement in relation to receipt of Project Events;

AND WHEREAS, the Issuer and the Shareholders desire that the Escrow Agent accept the Shares, in escrow, to be held and disbursed as hereinafter provided;

AND WHEREAS this Agreement is Schedule B of the Software Agreement;

NOW THEREFORE in consideration of the covenants contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

IT IS AGREED:

1.          Appointment of Escrow Agent. The Issuer and the Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Escrow Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.          Deposit of Shares. On or before seven days after the Commencement Date (date of execution of the Software Agreement), the Issuer has delivered to the Escrow Agent certificates (and applicable stock powers, if requested by the Escrow Agent) representing the Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. The Issuer acknowledges that the certificates representing such Shares are legended.

3.          Disbursement of the Escrow Shares. The Software Agreement states that the Escrow Shares are distributed to the Shareholders and/or their nominees on the basis of Project Events being achieved. The Project Events refer to:

a)	Delivery and acceptance of Developed Products by the Shareholders to the Issuer, Software Agreement, Clause 5(B)(1) for the release of 125,000,000 million shares from escrow;

b)	The achievement of gross sales in the Issuer of “Sales Target 1” meaning gross sales of one million dollars for any consecutive twelve month period derived from the sale of Developed Products achieved within a time period of three years from Commencement Date, for the release of 100,000,000 shares from escrow.

c)	The achievement of gross sales in the Issuer of “Sales Target 2” means gross sales of five million dollars for any consecutive twelve month period derived from the sale of Developed Products achieved within a time period of five years from Commencement Date, for the release of 100,000,000 shares from escrow.

The Issuer shall issue written confirmation of the Project Events being attained and the Shareholders shall give written instructions to the Escrow Agent to release the shares from escrow which shall then be equally allocated to each Shareholder.

The issuer and the Shareholders pursuant to the Software Agreement shall acknowledge to the Escrow Agent in the case of any termination in which case the Escrow Shares or the balance thereof are returned to treasury.

The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.

4.          Rights of Initial Shareholder in Escrow Shares.

4.1          Voting Rights as a Shareholder. The Shareholders will have voting rights as a shareholder of the Issuer on such portion of the Escrow Shares that have been disbursed or released to the Shareholders pursuant to this Agreement (the “Disbursed Escrow Shares”). The voting rights for the balance of the Escrow Shares that have not yet been disbursed or released from escrow (the “Remaining Escrow Shares”) shall belong to the Issuer as long as such Remaining Escrow Shares exist pursuant to this Agreement.

4.2          Dividends and Other Distributions in Respect of the Escrow Shares. All dividends payable in cash shall be paid to the Shareholders with respect to the Disbursed Escrow Shares, and to the Issuer with respect to the Remaining Escrow Shares. All dividends payable in shares or other non-cash property shall be delivered to the Escrow Agent and shall form part of the Escrow Shares to be disbursed and equally allocated to the Shareholders together with the release of the 100,000,000 Escrow Shares under Section 3 (c) of this Agreement.

4.3          Restrictions on Transfer. During the Escrow Period, the only permitted transfers, assignments or sales of the Escrow Shares will be (i) to Shareholder’s affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, provided, however, that in each case such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement signed by the holder transferring the shares.

5.          Concerning the Escrow Agent.

5.1          Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination, or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2          Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Issuer from and against any expenses, including reasonable counsel fees and disbursements, or losses suffered by the Escrow Agent in connection with any action, suit, or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3          Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Issuer for all services rendered by it hereunder. Subject to Section 5.8 below, the Escrow Agent shall also be entitled to reimbursement from the Issuer for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’, and agents’ fees and disbursements, and all taxes or other governmental charges.

5.4          Further Assurances. From time to time on and after the date hereof, the issuer and the Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5          Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by it giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Issuer and approved by the Shareholders, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of Nevada.

5.6          Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7          Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

6.          Miscellaneous.

6.1          Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Nevada, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2          Agreements. In the case that this Agreement and the Software Agreement may appear to differ, the terms of the Software Agreement shall prevail.

6.3          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.4          Notices. Unless otherwise provided in this Agreement, any notice under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by prepaid registered post or emailed to issuer or Escrow Agent or Shareholders at their respective addresses set forth below or at such other current address as is specified by notice.

To the Shareholders:
Cameron Morris
Email: morrisfc@live.com

To the Issuer:
Angelo Marino, CEO
Email: info@earthlifesciences.net

To the Escrow Agent:
Barry Scharf
Email; info@earthlifesciences.net

The parties may change the persons and addresses to which the notices or other communications are to be by consent by giving written notice to any such change in the manner provided herein for giving notice.

6.5          Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

CUSTOMER:

Earth Life Sciences Inc.

ANGELO MARINO, CEO

DEVELOPERS:

CAMERON MORRIS

OLEKSIY MYKHAYLOV

OLEKSIY PTASHNIY

By: ARNOLD C. MORALEJO
President and CEO
SHATTER TECH VENTURE HOLDINGS INC.

ESCROW AGENT:

BARRY SCHARF

SCHEDULE A TO ESCROW AGREEMENT

NAME OF SHAREHOLDER	NUMBER OF SHARES HELD IN ESCROW
CAMERON MORRIS	81,250,000
OLEKSIY MYKHAYLOV	81,250,000
OLEKSIY PTASHNIY	81,250,000
SHATTER TECH VENTURE HOLDINGS INC.	81,250,000